Exhibit 10.3
Third Amended and Restated Master Revolving Note
Daily Adjusting Bloomberg Short-Term Bank Yield Index Rate (BSBY)
Maturity Date- Obligatory Advances
(Business and Commercial Loans Only)

AMOUNT $6,000,000.00	NOTE DATE March 24, 2023	MATURITY DATE March 24, 2028

1.Promise to Pay. On or before the Maturity Date, FOR VALUE RECEIVED, INSPIRE EVENT TECHNOLOGIES HOLDINGS, LLC, a Delaware limited liability company, formerly known as Presentation Technologies, LLC, a Delaware limited liability company (singularly and collectively, if more than one party, “Borrower”), promise(s) to pay to the order of COMERICA BANK (herein called “Bank”), at any office of Bank in the Applicable State, the principal sum of SIX MILLION AND NO/100 DOLLARS ($6,000,000.00), or so much of said sum as has been advanced and is then outstanding under this Note, together with all accrued and unpaid interest thereon and all other amounts due Bank hereunder.
This Note is a note under which an Advance is made, subject to the terms and conditions of this Note and that certain Amended and Restated Credit Agreement dated effective as of the date hereof between Borrower and Bank (as the same has been and may be amended, restated or modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein will have the meaning given such terms in the Credit Agreement.
2.Payments; Interest.
2.1.Payment Date; Computation Period. Accrued and unpaid interest on the unpaid principal balance of each outstanding Advance hereunder shall be payable monthly, in arrears, on the first Business Day of each month, from the date made until the same is paid in full (whether in accordance with the terms hereof, by acceleration, or otherwise). Interest accruing hereunder shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the interest rate on the date of each such change.
2.2.Interest Rate. Subject to the terms and conditions of this Note, the unpaid principal balance of all Indebtedness outstanding under this Note from time to time shall bear interest at the Applicable Interest Rate. No interest shall accrue under this Note until the date of the first Advance made by Bank; after that, interest on all Advances shall accrue and be computed on the principal balance outstanding from time to time under this Note in accordance with the terms hereof until the same is paid in full.
2.3.Default Rate; Late Payments. From and after the occurrence of any Default hereunder, and so long as any such Default remains unremedied or uncured thereafter, the Indebtedness outstanding under this Note shall bear interest at a per annum rate of three percent (3%) above the otherwise Applicable Interest Rate, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Default hereunder.
2.4.Business Day. In the event that any payment under this Note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.
2.5.Legal Tender. All payments to be made by Borrower to Bank under or pursuant to this Note shall be in immediately available funds in United States dollars, without condition or deduction for any counterclaim, defense, recoupment or setoff, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest until collected.
2.6.Maximum Interest Rate. In no event shall the per annum interest payable under this Note at any time exceed the Maximum Rate (as defined below).
2.7.No Responsibility for Changes to the Applicable Interest Rate. Borrower acknowledges that (i) the methods of calculation, publication schedule, rate revision practices, or availability of any Benchmark Rate at any time may change without notice, and (ii) any Benchmark Rate may be withdrawn, modified, or amended without notice. Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to any Benchmark Rate. Each determination by Bank of any Benchmark Rate shall be conclusive and binding for all purposes, absent manifest error.
2.8.Rate Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, Bank shall have the right to make Rate Conforming Changes from time to time and, any amendments or modifications to any Loan Document implementing or evidencing such Rate Conforming Changes will become effective without any further action or consent of Borrower.
Third Amended and Restated Master Revolving Note

3.Advances.
3.1.Generally. This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of this Note.

3.2. Committed Advances. AT NO TIME SHALL BANK BE UNDER ANY OBLIGATION TO MAKE ANY ADVANCES TO BORROWER PURSUANT TO THIS NOTE (NOTWITHSTANDING ANYTHING EXPRESSED OR IMPLIED IN THIS NOTE OR ELSEWHERE TO THE CONTRARY, INCLUDING, WITHOUT LIMITATION, IF BANK SUPPLIES BORROWER WITH A BORROWING FORMULA) IN THE EVENT THAT ANY DEFAULT, OR ANY CONDITION OR EVENT WHICH, WITH THE GIVING OF NOTICE OR THE RUNNING OF TIME, OR BOTH, WOULD CONSTITUTE A DEFAULT, SHALL HAVE OCCURRED AND BE CONTINUING OR EXIST, IN WHICH EVENT, BANK, AT ANY TIME AND FROM TIME TO TIME, WITHOUT NOTICE, AND IN ITS SOLE DISCRETION, MAY REFUSE TO MAKE ADVANCES TO BORROWER WITHOUT INCURRING ANY LIABILITY DUE TO THIS REFUSAL AND WITHOUT AFFECTING BORROWER’S LIABILITY UNDER THIS NOTE FOR ANY AND ALL AMOUNTS ADVANCED.
3.3.    Evidence of Advances. The amount and funding date of each Advance, the Applicable Interest Rate thereon and the amount and date of any repayment thereof shall be noted on Bank’s records, which records shall be conclusive evidence of the foregoing, absent manifest error; provided, however, any failure by Bank to make, or any delay in making, any such notation, or any error in any such notation, shall not relieve Borrower of its/their obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Note, when due in accordance with the terms hereof.
3.4.    Requests for Advances. Subject to Section 3.2, Borrower may make a Request hereunder, subject to the following: (a) no Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, shall have occurred and be continuing or will exist upon the making of the requested Advance; (b) Borrower shall deliver to Bank each such Request duly completed and executed by Borrower setting forth the information required on the Request form attached hereto as Exhibit “A” by the Applicable Time, three (3) Business Days prior to the proposed effective date of the requested Advance (or a shorter period if agreed to by Bank in its sole discretion), which date must be a Business Day; (c) after giving effect to the requested Advance, the aggregate unpaid principal amount of Advances outstanding under this Note shall not exceed the Loan Amount; and (d) a Request, once delivered or submitted to Bank, shall not be revocable by Borrower. Notwithstanding the foregoing, at Bank’s discretion, Borrower may utilize Bank’s “Sweep to Loan” automated system for obtaining advances and making periodic repayments. In the event that for any reason, the “Sweep to Loan” system is no longer being used for the funding of Advances hereunder (or otherwise), then Borrower shall deliver Requests for Advances in the manner described in subsection (b) above.
3.5    Alternate Requests for Advances. In the event that Borrower is unable to request Advances hereunder through Bank’s loan management system, Advances hereunder may be requested by delivery or submission to Bank by hand delivery, first class mail, overnight courier, facsimile, email or other means of delivery acceptable to Bank, of a written Request duly completed and executed by Borrower. Advances hereunder may be requested in Borrower’s discretion by telephonic notice to Bank. Any Advance requested by telephonic notice shall be confirmed by Borrower that same day by submission to Bank of a written Request, as provided herein. Borrower acknowledge(s) that if Bank makes an Advance based on a request made by telephone, facsimile, email or other means of delivery (other than by hand delivery, first class mail or overnight courier), it shall be for Borrower’s convenience and all risks involved in the use of any such procedure shall be borne by Borrower, and Borrower expressly agree(s) to indemnify and hold Bank harmless therefor. Bank shall have no duty to confirm the authority of anyone requesting an Advance by telephone, facsimile, email or any such other means of delivery. In the event that Borrower elect(s) to request Advances by telephonic notice, facsimile, email or other means of delivery acceptable to Bank, Borrower acknowledge(s) and agree(s) that Bank may impose or require such verification, authentication and other procedures as Bank may require from time to time.

4.Prepayments. Borrower may prepay all or any part of the outstanding balance of any Indebtedness hereunder at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.
5.Unavailability of Applicable Interest Rate; Change of Law.
5.1Generally. If, at any time, Bank’s obligation to maintain any of the Indebtedness hereunder at an Applicable Interest Rate based on the then current Benchmark Rate is suspended in accordance with the terms of this Note, then (a) the Fallback Rate at such time will replace such Benchmark Rate for all purposes hereunder, (b) the Applicable Interest Rate hereunder in respect of such Indebtedness will be the Applicable Interest Rate based upon such Fallback Rate, and (c) Bank shall have the right to make Rate Conforming Changes as provided in Section 2.8, in each case, without any further action or consent of Borrower.
5.2Bank Unable to Determine the Applicable Interest Rate. If, at any time, Bank determines (which determination shall be conclusive and binding for all purposes) that (a) Bank is unable to determine or ascertain the then current Benchmark Rate, or (b) the then current Benchmark Rate will not adequately and fairly cover or reflect the cost to Bank of maintaining any of the Indebtedness under this Note (including, without limitation, as a result of the alteration of the methods of calculation or availability of such Benchmark Rate), Bank shall promptly give notice thereof to Borrower. Thereafter, until Bank notifies Borrower that the foregoing conditions or circumstances no longer exist, the right of Borrower to request such Benchmark Rate-based Advance and any obligation of Bank to maintain any of the Indebtedness hereunder at an Applicable Interest Rate based on such Benchmark Rate, shall be suspended, and the Fallback Rate will replace such Benchmark Rate in accordance with Section 5.1.
5.3Legal Impossibility. If, at any time, Bank determines (which determination shall be conclusive and binding for all purposes) that any Change in Law shall make it unlawful or impossible, or that any Governmental Authority has asserted that it is unlawful, for Bank to make or maintain any of the Indebtedness under this Note with interest based upon the then current Benchmark Rate, Bank shall promptly give notice thereof to Borrower. Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request such Benchmark Rate-based Advance and any obligation of Bank to
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maintain any of the Indebtedness hereunder at an Applicable Interest Rate based on such Benchmark Rate shall be suspended and the Fallback Rate will replace such Benchmark Rate in accordance with Section 5.1.
5.4Yield Maintenance. If any Change in Law shall (a) subject Bank to any tax, duty or other charge with respect to this Note or any Indebtedness hereunder, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Note or any other amounts due under this Note in respect thereof (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the interbank markets any other condition affecting this Note or the Indebtedness hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Note by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.
5.5Changes to Capital or Liquidity. If any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Indebtedness hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Indebtedness hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy and liquidity), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank (or such controlling corporation) for any increase in the amount of capital and/or liquidity and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Indebtedness hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank (or such controlling corporation) shall be conclusive and binding for all purposes absent manifest error.
6.Indebtedness; Collateral. The Indebtedness is secured by and Bank is granted a security interest in and lien upon the Collateral. Notwithstanding the above, (i) to the extent that any portion of the Indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in any of Borrower’s principal dwelling or in any of Borrower’s real property which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if Borrower (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering California real property, that deed of trust or mortgage shall not secure this Note or any other indebtedness of Borrower (or any of them), unless expressly provided to the contrary in another place, or (iii) if Borrower (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property which, under Texas law, constitutes the homestead of such person, that deed of trust or mortgage shall not secure this Note or any other indebtedness of Borrower (or any of them) unless expressly provided to the contrary in another place.
7.Default; Remedies. Upon the occurrence and during the continuance or existence of an Event of Default (WITHOUT LIMITING ANY OF BANK’S RIGHTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, IF APPLICABLE, BANK’S RIGHT TO REFUSE ANY REQUESTS FOR ADVANCES AT ANY TIME IN ITS SOLE AND ABSOLUTE DISCRETION), Bank may, at its option and without prior notice to Borrower (or any of them) or any other person or entity, cease advancing money or extending credit to or for the benefit of Borrower under this Note or any other Loan Document, terminate this Note as to any future liability or obligation of Bank, but without affecting Bank’s rights and security interests in any Collateral and the Indebtedness of Borrower to Bank, declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), sell or liquidate all or any portion of the Collateral, set off against the Indebtedness any amounts owing by Bank to Borrower (or any of them), charge interest at the default rate provided herein or in any other Loan Document and exercise any one or more of the rights and remedies granted to Bank by any agreement with Borrower (or any of them) or given to it under applicable law.
8.Miscellaneous.
8.1Right of Setoff. Borrower authorize(s) Bank to charge any account(s) of Borrower (or any of them) with Bank for any and all sums due hereunder when due; provided, however, that such authorization shall not affect any of Borrower’s obligation to pay to Bank all amounts when due, whether or not any such account balances that are maintained by Borrower with Bank are insufficient to pay to Bank any amounts when due, and to the extent that such accounts are insufficient to pay to Bank all such amounts, Borrower shall remain liable for any deficiencies until paid in full.
8.2Joint and Several Liability. If this Note is signed by two or more parties (whether by all as makers or by one or more as an accommodation party or otherwise), the obligations and undertakings under this Note shall be that of all and any two or more jointly and also of each severally.
8.3Waiver. Borrower waive(s) presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agree(s) that no extension or indulgence to Borrower (or any of them) or release, substitution or nonenforcement of any security, or release or substitution of any of Borrower, any Guarantor or any other party, whether with or without notice, shall affect the obligations of any of Borrower. Borrower waive(s) all defenses or right to discharge available under the Uniform Commercial Code of the Applicable State and waive(s) all other suretyship defenses, impairment of collateral defenses or right to discharge. Borrower agree(s) that Bank has the right to sell, assign, or grant participations or any interest in, any or all of the Indebtedness, and that, in connection with this right, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose all documents and information which Bank now or later has relating to Borrower or the Indebtedness. Borrower acknowledges that in the event one or more guaranty agreements which guarantee a portion
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of all Indebtedness have been entered into concurrently with the execution of this Note, upon partial satisfaction of the Indebtedness, Borrower expressly waives any right to designate the portion of the Indebtedness that is satisfied by such payment.
8.4Successors and Assigns. This Note shall bind Borrower, and Borrower’s respective heirs, personal representatives, successors and assigns; provided, that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Bank (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Borrower agree(s) that Bank has the right to sell, assign, and grant participations or any interest in, any or all of the Indebtedness, and that, in connection with this right, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose all documents and information which Bank now or later has relating to Borrower or the Indebtedness. Borrower agree(s) that Bank may provide information relating to this Note or relating to Borrower to Bank’s parent, affiliates, subsidiaries and service providers.
8.5Collection Costs. Borrower agree(s) to pay or reimburse to Bank, or any other holder or owner of this Note, on demand, (a) all actual, out-of-pocket costs, expenses, fees and charges paid or incurred by Bank (including, without limitation, Bank's reasonable attorneys' fees and costs and/or fees and transfer charges) in connection with the preparation, closing and consummation of this Note and/or the other Loan Documents and/or the Loans or transactions contemplated hereby or thereby, or in connection with the administration of this Note or the Indebtedness and (b) all costs, expenses, fees and charges paid or incurred by Bank (including, without limitation, Bank's attorneys' fees and costs and/or fees, transfer charges and costs of Bank's in-house counsel), in connection with the enforcement in any other matter or proceeding relating to this Note or the Indebtedness.
8.6Entire Agreement; Amendments. This Note and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The terms and conditions of this Note may not be amended, waived or modified except in a writing signed by an officer of Bank expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note.
8.7Severability. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective.
8.8Multiple Counterparts/Scanned Originals. This Note or any of the other Loan Documents (i) may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument, and (ii) a photocopy, facsimile, .pdf or scanned copy of an executed counterpart of this Note or any of the other Loan Documents shall be sufficient to bind the party whose signature appears hereon. In addition, Borrower acknowledge(s) and agree(s) to provide originals of this Note and the other Loan Documents to Bank upon its request. Notwithstanding the foregoing, if any of the Loan Documents require an original be recorded or filed with a county or other governmental agency (e.g., mortgages or deeds of trust), the funding of any loan or the advance of any draw request hereunder will be delayed until either Bank receives evidence that the document has actually been recorded with a county or other governmental agency, whichever the case may be, or Bank has been issued gap insurance acceptable to Bank by a title insurance company approved by Bank.
8.9Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE APPLICABLE STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
8.10No Waiver. No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Note are cumulative and not exclusive of any right or remedies which Bank would otherwise have, whether by other instruments or by law.
8.11Waiver of Jury Trial. BORROWER AND BANK, BY ACCEPTANCE OF THIS NOTE, ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS.
8.12Venue. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT OR STATE COURT SITTING IN THE APPLICABLE CITY OF THE APPLICABLE STATE (AND ANY APPELLATE COURT THEREOF) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT, (II) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, (III) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT OR PROCEEDING IN ANY SUCH COURT, AND (IV) CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY COURT IN OR OF THE APPLICABLE STATE BY THE DELIVERY OF COPIES OF SUCH PROCESS TO BORROWER AT ITS ADDRESS SPECIFIED ON THE SIGNATURE PAGE HERETO OR BY CERTIFIED MAIL DIRECTED TO SUCH ADDRESS (OR, IN ANY CASE, ANY OTHER ADDRESS DESIGNATED BY BORROWER IN A NOTICE TO BANK). NOTHING IN THIS PARAGRAPH SHALL LIMIT OR OTHERWISE AFFECT THE RIGHT OF BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY SUCH ACTION OR PROCEEDING AGAINST BORROWER OR ANY GUARANTOR OR ANY OF THEIR PROPERTY IN ANY COURT OF ANY OTHER JURISDICTION.
8.13Time. Time is of the essence with respect to Borrower’s obligations under this Note.
8.14Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Bank, or Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Bank in its discretion) to be
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repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
8.15Captions. The article and section headings used in this Note are for convenience of reference only and shall not affect, alter or define the meaning or interpretation of the text of any article or section contained in this Note.
8.16State Specific Provisions. None.

Chapter 346 of the Texas Finance Code (and as the same may be incorporated by reference in other Texas statutes) shall not apply to the Indebtedness evidenced by this Note.
THIS WRITTEN LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.Definitions. For the purposes of this Note, the following terms have the following meanings:
“Advance” means a borrowing requested by Borrower and made by Bank under this Note and shall include a Daily Adjusting BSBY Rate-based Advance and (subject to the terms of this Note), a Daily Adjusting Term SOFR Rate-based Advance or a Prime Rate-based Advance.
“Applicable City” means Dallas.
“Applicable Interest Rate” means the Daily Adjusting BSBY Rate plus the Applicable Margin, or (subject to the terms of this Note) the Daily Adjusting Term SOFR Rate plus the Applicable Margin or the Prime Referenced Rate plus the Applicable Margin, as otherwise determined in accordance with the terms and conditions of this Note.
“Applicable Margin” means, (i) with respect to the Daily Adjusting BSBY Rate, two and three-quarters of one percent (2.75%) per annum, (ii) with respect to the Daily Adjusting Term SOFR Rate, the per annum Applicable Margin for the Daily Adjusting BSBY Rate, and (iii) with respect to the Prime Referenced Rate, the greater of (x) the Applicable Margin for the Daily Adjusting BSBY Rate minus one percent (1%) per annum, or (y) zero percent (0%) per annum.
“Applicable State” means the State of Texas.
“Applicable Time” means 11:00 a.m. (Detroit, Michigan time).
“Benchmark Rate” means, initially, the Daily Adjusting BSBY Rate; provided, that if Bank’s obligation to maintain any of the Indebtedness hereunder at an Applicable Interest Rate based on the Daily Adjusting BSBY Rate or the then current Benchmark Rate is suspended in accordance with the terms of this Note, then “Benchmark Rate” means the applicable Fallback Rate to the extent such Fallback Rate has replaced such prior benchmark rate pursuant to Section 5.1.
“Benchmark Rate-based Advance” means a Daily Adjusting BSBY Rate-based Advance or, if applicable, a Daily Adjusting Term SOFR Rate-based Advance.
“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate (“BSBY”), as administered by Bloomberg Index Services Limited (or any successor administrator) and published on the Bloomberg Short-Term Bank Yield Index website at https://www.bloomberg.com/professional/product/indices/bsby/ (or any successor website), or such other commercially available source providing such rate or quotations as may be designated by Bank from time to time.
“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan; provided, however, for purposes of determining the Daily Adjusting BSBY Rate, and, if applicable, the Daily Adjusting Term SOFR Rate, a Business Day shall also exclude a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government Securities.
“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration, application or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, rule, regulation, guideline, or directive (whether or not having the force of law), including, without limitation, any risk-based capital guidelines or any interpretation, administration, request, regulation, guideline, or directive relating to liquidity. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration, application or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration, application or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration, application or implementation, and (y) the Dodd-Frank Wall
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Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Collateral” means, collectively, all items deposited in any account of any of Borrower with Bank and all proceeds of such items (cash or otherwise), all account balances of any of Borrower from time to time with Bank, all property of any of Borrower from time to time in the possession of Bank and any other collateral, rights and properties described in each and every deed of trust, mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will at any time(s) later be, executed by any (or all) of Borrower or any other loan party in connection with this Note to or for the benefit of Bank.
“Daily Adjusting BSBY Rate” means, for any day, the rate per annum equal to the BSBY Screen Rate at or about 8:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day with a term of one (1) month; provided that, except for a determination by Bank pursuant to Section 5.2 or Section 5.3 herein, if such rate is not published on such determination date then the rate will be the BSBY Screen Rate on the first Business Day immediately prior thereto; provided, however, and notwithstanding anything to the contrary set forth in this Note, if at any time the Daily Adjusting BSBY Rate would otherwise be less than zero percent (0%) per annum, then the Daily Adjusting BSBY Rate shall be deemed to be zero percent (0%) per annum for all purposes of this Note.
“Daily Adjusting BSBY Rate-based Advance” means an Advance which bears interest at the Daily Adjusting BSBY Rate plus the Applicable Margin.
“Daily Adjusting Term SOFR Rate” means, for any day, the rate per annum equal to the Term SOFR Screen Rate at or about 8:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day with a term of one (1) month plus one-half of one percent (.50%); provided that, except for a determination by Bank pursuant to Section 5.2 or Section 5.3 herein, if such rate is not published on such determination date then the rate will be the Term SOFR Screen Rate on the first Business Day immediately prior thereto; provided, however, and notwithstanding anything to the contrary set forth in this Note, if at any time the Daily Adjusting Term SOFR Rate would otherwise be less than zero percent (0%) per annum, then the Daily Adjusting Term SOFR Rate shall be deemed to be zero percent (0%) per annum for all purposes of this Note.
“Daily Adjusting Term SOFR Rate-based Advance” means an Advance which bears interest at the Daily Adjusting Term SOFR Rate plus the Applicable Margin.
“Default” has the meaning set forth in Section 7.
“Fallback Rate” means, as of any date of determination, the first of the following alternative benchmark rates that can be determined by Bank as of such date: (i) the Daily Adjusting Term SOFR Rate, or (ii) the Prime Referenced Rate.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).
“Guarantor” means any Person(s) (other than Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness.
“Loan Amount” means the face amount of this Note as set forth at the top of Page 1 hereof.
“Loan Documents” means collectively, this Note and all other documents, instruments and agreements evidencing, governing, securing, guaranteeing or otherwise relating to or executed pursuant to or in connection with this Note or the Indebtedness evidenced hereby (whether executed and delivered prior to, concurrently with or subsequent to this Note), as such documents, instruments or agreements may have been or may hereafter be amended from time to time.
“Maturity Date” means the maturity date of this Note as set forth at the top of Page 1 hereof.
“Maximum Rate” means, at the particular time in question, the maximum nonusurious rate of interest which, under applicable law, may then be charged on this Note. If on any day the Applicable Interest Rate hereunder in respect of any Indebtedness under this Note shall exceed the Maximum Rate for that day, the rate of interest applicable to such Indebtedness shall be fixed at the Maximum Rate on that day and on each day thereafter until the total amount of interest accrued on the unpaid principal balance of this Note equals the total amount of interest which would have accrued if there had been no Maximum Rate. If such maximum rate of interest changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as of the effective date of each change in such maximum rate. For purposes of determining the Maximum Rate under the law of the State of Texas, the applicable interest rate ceiling shall be the “weekly ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code, as amended.
Third Amended and Restated Master Revolving Note – Page 6

This Note and all the other Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or of any of the other Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of the holder hereof to at all times comply with the usury and other applicable laws now or hereafter governing the interest payable on the indebtedness evidenced by this Note. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Note, or if Bank’s exercise of the option to accelerate the maturity of this Note, or if any prepayment by Borrower or prepayment agreement results (or would, if complied with, result) in Borrower having paid, contracted for or being charged for any interest in excess of that permitted by law, then it is the express intent of Borrower and Bank that this Note and the other Loan Documents shall be limited to the extent necessary to prevent such result and all excess amounts theretofore collected by Bank shall be credited on the principal balance of this Note or, if fully paid, upon such other Indebtedness as shall then remain outstanding (or, if this Note and all other Indebtedness have been paid in full, refunded to Borrower), and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid, or agreed to be paid, by Borrower for the use, forbearance, detention, taking, charging, receiving or reserving of the indebtedness of Borrower to Bank under this Note or arising under or pursuant to the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding. To the extent federal law permits Bank to contract for, charge or receive a greater amount of interest, Bank will rely on federal law instead of the Texas Finance Code, as supplemented by Texas Credit Title, for the purpose of determining the Maximum Rate. Additionally, to the maximum extent permitted by applicable law now or hereafter in effect, Bank may, at its option and from time to time, implement any other method of computing the Maximum Rate under the Texas Finance Code, as supplemented by Texas Credit Title, or under other applicable law, by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Bank to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.
“Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.
“Prime Rate-based Advance” means an Advance which bears interest at the Prime Referenced Rate plus the Applicable Margin, subject to the terms of this Note.
“Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than two and one-half percent (2.50%) per annum.
“Rate Conforming Changes” means, with respect to any Benchmark Rate, any technical, administrative or operational changes (including, without limitation and as applicable, changes to the definition of the “Applicable Interest Rate,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability and terms of breakage provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Rate, and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of such Benchmark Rate exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Note and the other Loan Documents).
“Request” means a request for an Advance hereunder either (i) upon the delivery to Bank of a written request in the form annexed to this Note as Exhibit “A” duly completed and executed by Borrower (as herein provided), or (ii) to the extent applicable, pursuant to a request submitted through Bank’s loan management system.
“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (or a successor administrator of the term secured overnight financing rate).
“Term SOFR Administrator’s Website” means the website of the Term SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for the secured overnight financing rate identified as such by the Term SOFR Administrator from time to time.
“Term SOFR Rate-based Advance” means an Advance which bears interest at the Term SOFR Rate plus the Applicable Margin, subject to the terms of this Note.
Third Amended and Restated Master Revolving Note – Page 7

“Term SOFR Screen Rate” means the CME Term SOFR Reference Rates, as administered by the Term SOFR Administrator and published on the applicable screen page (or such other commercially available source providing such rate or quotations as may be designated by Bank from time to time) on the Term SOFR Administrator’s Website.
10. Amendment and Restatement. This Note amends, restates, supersedes and replaces that certain Second Amended and Restated Master Revolving Note dated as of December 31, 2020, in the principal amount of Three Million and No/100 Dollars ($3,000,000.00) executed by Borrower and payable to the order of Bank (as amended, the “Prior Note”); provided, however, (i) the execution and delivery by Borrower of this Note shall not, in any manner or circumstance, be deemed to be a payment of, a novation of or to have terminated, extinguished or discharged any of Borrower’s indebtedness evidenced by the Prior Note, all of which indebtedness shall continue under and shall hereinafter be evidenced and governed by this Note, and (ii) all Collateral and guaranties securing or supporting the Prior Note shall continue to secure and support this Note.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]
Third Amended and Restated Master Revolving Note – Page 8

This Note is dated and shall be effective as of the date set forth above.
BORROWER:
INSPIRE EVENT TECHNOLOGIES HOLDINGS, LLC
By:/s/ Chuck Bauman
 Chuck Bauman
Chief Executive Officer

Third Amended and Restated Master Revolving Note – Signature Page